Exhibit 21.1
SUBSIDIARIES OF MARA HOLDINGS, INC.

The registrant’s subsidiaries and affiliates as of December 31, 2025 are included in the list below.

Legal Entity Name	Percentage of Voting Securities Owned Directly or Indirectly by Registrant	Jurisdiction of Organization
Abraj AlSia	100%	Saudi Arabia
Altitude Leasing Company, LLC	100%	Delaware
Arkon Energy Hannibal LLC	100%	Delaware
Aventura Leasing Co., LLC	100%	Delaware
Crown56 LLC	100%	Wyoming
Crypto Currency Patent Holding Company, LLC	100%	Delaware
FSI Marathon Project 1 Holding, Ltd.	20%	United Arab Emirates
GC Data Center Equity Holdings, LLC	100%	Delaware
GC Data Center Granbury, LLC	100%	Delaware
GC Data Center Holdings, LLC	100%	Delaware
GC Data Center Kearney, LLC	100%	Delaware
Great Plains Windpark Legacy, LLC	100%	Delaware
Hancock Leasing Company LLC	100%	Delaware
Hansford Leasing Company LLC	100%	Delaware
Hash2 Labs LLC	100%	Delaware
Magnus IP GMBH	100%	Germany
MARA Energy Harvesting Corporation	100%	Delaware
MARA Energy Holdings Co.	100%	Delaware
MARA Energy LLC	100%	Saudi Arabia
MARA Energy Trading Co.	100%	Delaware
MARA Europe SA	100%	France
MARA France SAS	100%	France
MARA Garden City LLC	100%	Delaware
MARA Pool LLC	100%	Nevada
MARA Tech, Inc.	100%	Delaware
MARA USA Corporation	100%	Delaware
MARA Ventures Corporation	100%	Delaware
MARA-NGON Joint Venture, LLC	87%	Delaware
Marathon Compute North 1 LLC	100%	Delaware
Marathon Crypto Mining, Inc.	100%	Nevada
Marathon Digital Holdings, Ltd.	100%	United Arab Emirates
Marathon Digital International, Inc.	100%	Delaware
Marathon Digital Leasing, LLC	100%	Nevada
Marathon Energy Technology Solutions SPC	100%	Oman
Marathon IP GMBH	100%	Germany
Marathon Tech International, Ltd. FZCO	100%	United Arab Emirates

Medtech GMBH	100%	Germany
Soems Acquisition Corp.	100%	Delaware
Sullivan Company Leasing LLC	100%	Delaware
Swift Business S.A.	100%	Paraguay
Synchronicity IP GMBH	100%	Germany
TLIC GMBH	100%	Germany
ZTM Limited (FZE)	20%	United Arab Emirates
ZTM Technology (SP) LLC	20%	United Arab Emirates